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                                                                EXHIBIT 10.82

                              AMENDED AND RESTATED
                             ACQUISITION AGREEMENT

                       This AMENDED AND RESTATED ACQUISITION AGREEMENT (the "Agreement"), amending and restating that certain ACQUISITION AGREEMENT dated the 3rd day of October, 1994, is made and entered into this 14th day of May, 1996, by and between OASIS RESIDENTIAL, INC., a Nevada corporation, hereinafter referred to as "Oasis"; WALTER B. EEDS, an individual, hereinafter referred to as "W.E.B."; and Greystone Group, Inc., a California corporation, hereinafter referred to as "Greystone". W.E.B. and Greystone are collectively hereinafter referred to as "Eeds".

                       WITNESSES:

                       WHEREAS W.E.B. has acquired or is in the process of acquiring certain contractual rights and agreements for a joint venture to develop approximately three hundred eighteen (318) apartment units at Denver West, to be known as Westar ("Westar"); and

                       WHEREAS Greystone has entered into a purchase and sale agreement with Mission Viejo Company, a California corporation, for the acquisition of approximately 1,014,948 sq. ft. of real property located at Highland Ranch for the development of a three hundred fifty (350) unit apartment complex to be known as Deerwood at Highland Ranch ("Deerwood"); and

                       WHEREAS it is the desire of Eeds to sell, transfer, convey, set over and assign all of the rights that Eeds now has or shall acquire in the future to the purchase and sale agreement and other rights for the development of Deerwood and Westar (collectively, the "Properties"); and

                       WHEREAS the parties are entering into an Employment Contract (the "Employment Contract") contemporaneously with this Agreement, a copy of which is attached hereto as Exhibit A.

                       NOW, THEREFORE, it is hereby agreed as follows:

        1. Oasis does hereby represent and warrant to Eeds that it is a corporation lawfully formed under and pursuant to and validly existing and in good standing under the laws of the State of Nevada. That it is a qualified Real Estate Investment Trust whose corporate offices are located at 4041 East Sunset Road, Henderson, Nevada. That its common stock, par value $.01 per share (the "Common Stock") is registered under the Securities Exchange Act of 1934, and has been traded on the New York Stock Exchange ("NYSE") since October 22, 1993. That Oasis has the authorization and authority to enter into and execute this Agreement, save and except for such amounts of stock as are provided for under the Stock Option Plan pursuant to which the Stock Option Agreement (defined below) will be entered into which have not at this time been authorized and approved by the shareholders of Oasis, but which shall be submitted for shareholder approval with the recommendation of Oasis' Board of Directors at the annual meeting of shareholders in 1995.


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        2.     Eeds does hereby covenant and warrant that Greystone is a
California corporation, duly and properly organized in the State of California and is in good standing. That Greystone has all requisite and necessary powers to enter into and execute the purchase and sale agreement for Deerwood (the "Purchase Agreement"), a copy of which is attached hereto as Exhibit B, and that Greystone's Board of Directors has authorized Greystone to enter into this Agreement, and to assign, sell, set over, transfer and convey all right, title and interest that Greystone has or will have, presently or in the future, in and to the Purchase Agreement and any amendment, alteration or addendum thereto.

        3. W.E.B. does hereby represent and warrant to Oasis that he, as an individual, has acquired certain rights for and on his own behalf from the Stevinson family for the development of Westar and does, by this Agreement, agree to execute any and all additional or other documentation as may be necessary to cause any and all of such rights of W.E.B. to be assigned, sold and set over to Oasis, and that any and all written contracts or documents which will exist for the development of Westar on the Stevinsons' property as a joint venture shall be entered into by and between Oasis (or a wholly owned subsidiary of Oasis) and Stevinson, and that W.E.B. will not now or at any time in the future take or hold any rights to any joint venture with Stevinson in his sole and absolute name.

        4. For and in consideration of the transfer and conveyance of the rights of Eeds and W.E.B. as set forth in paragraphs 2 and 3 above, and subject to the conditions set forth herein requiring Eeds to acquire all rights in writing and assign all such rights to Oasis, Oasis does hereby agree to the following:

                       a. Oasis shall enter into the Employment Contract with W.E.B.

                       b. Oasis shall employ a secretary to W.E.B. at an annual salary of Fifty Five Thousand Dollars ($55,000) per year, which secretary shall not be under an employment contract and shall be subject to an "at will" termination by Oasis or its wholly owned subsidiary. Such employment shall first be offered to Jenny Cunningham.

                       c. Oasis shall enter into an employment contract with Buck Munuez for the position of Construction Manager for Oasis or Oasis' wholly owned subsidiary doing business in the State of Colorado, which contract shall be for a period of one (1) year at a salary of One Hundred Thousand Dollars ($100,000) per year, commencing the first day of September, 1994, and terminating on the 31st day of August, 1995.

                       d. Oasis shall employ a secretary to the Construction Manager at an annual salary of Forty Thousand Dollars ($40,000) per year, which secretary shall not be under an employment contract and shall be subject to an "at will" termination by Oasis or its wholly owned subsidiary.

                       e. Oasis shall assume the lease for office space in the Denver metropolitan area currently being leased by Eeds, and reimburse Eeds for any and all office rent, office overhead and office expenses that Eeds has incurred from September 1, 1994, until the date of the execution of this Agreement, and hereby assumes and shall be liable to the exclusion of Eeds for all office rent, office overhead expense of Eeds, his assistant/secretary, Construction Manager and the Construction Manager's secretary from the date of the execution of this Agreement forward.

                              f.  Oasis shall execute a Stock Option Agreement
(the "Stock Option Agreement") granting to Eeds stock options for the purchase of 50,000 shares of Common Stock of Oasis at $25.625 per share, being the NYSE closing price of the Common Stock on September 15, 1994. The Stock Option Agreement shall be in a form as attached hereto
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as Exhibit C.

                       g. Upon Oasis acquiring all of the rights of Eeds in a binding, written contractual form which shall grant to Oasis or its wholly owned subsidiary all of the rights and establish binding agreements between Oasis and each of Mission Viejo and Stevinson as above referred to in the first two WHEREAS clauses and in paragraphs 2 and 3, Oasis shall assume and shall be liable to the exclusion of Eeds for, and shall indemnify and hold Eeds harmless from and against, any and all liabilities and obligations of Eeds and/or his affiliates regarding said Properties.

                       h. Oasis shall reimburse Eeds for all of his actual direct cash costs invested to date for any and all negotiations of contracts for the purchase of the Properties, to include architectural and engineering expenses. Should Oasis not acquire binding contractual rights to Deerwood and/or Westar, then in that event all costs reimbursed to Eeds under this paragraph for the project or projects not acquired shall be repaid by Eeds to Oasis.

                       i. Upon the execution of this Agreement, the Stock Option Agreement, the Employment Contract and the acquisition by Oasis of binding contractual rights with Mission Viejo Company for the development of Deerwood and the execution of a written joint venture agreement between Oasis and the Stevinson family for the development of Westar, together with the verification of estimated total project costs as prepared by Eeds and supplied to Oasis for the development of the Deerwood and Westar apartment projects (Oasis must be satisfied in its sole and absolute discretion with such verification), Oasis shall issue to Eeds 19,512 shares of Oasis Common Stock, being Common Stock of Oasis with a value equal to Five Hundred Thousand Dollars ($500,000.00) determined by reference to the NYSE closing price of Oasis Common Stock on September 15, 1994 of $25.625. Said stock shall contain an endorsement that the stock has not been registered under the Securities Act of 1933 (the "Act"), that the stock has been acquired for investment and may not be transferred, sold or assigned in the absence of (1) an effective registration statement for the shares under the Act or (2) an opinion of Oasis' counsel or counsel reasonably satisfactory to Oasis that registration is not required under the Act. Unless registered under the Act, the Common Stock issued to Eeds under this paragraph and under paragraph 5 below will be subject to the two-year holding period and other requirements of Rule 144 under the Act.

        5. In recognition of the expected value of the Properties as developed, and as a mechanism to determine such value, this paragraph provides for contingent payments to Eeds in connection with the development of an apartment project on each of the properties, one said property being referred to as the Deerwood at Highland Ranch property ("Deerwood") and the other said property being referred to as Westar at Denver West property ("Westar").
Subject to the terms and conditions of this paragraph, Oasis shall issue to
Eeds (i) up to $750,000 in stock in respect of the development of Deerwood, and
(ii) up to $250,000 in stock in respect of the development of Westar. The aggregate maximum value of stock which may become issuable to Eeds under this paragraph is $1,000,000. The determinations of whether and how much stock is issuable in respect of one Property shall be completely independent of whether and how much stock is issuable in respect of the other Property. For purposes of this paragraph, the following terms have the indicated meaning:
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               "Net Operating Income" or "NOI" means the difference between (i)
               the sum of all rent paid under Qualified Leases (as hereinafter defined) to Oasis for the Relevant Period (as hereinafter defined) for up to and including 95% of all units, plus all other revenues (excluding rent) received by Oasis for the Relevant Period from Property operations, minus (ii) the product of (a) $675, multiplied by (b) the number of rental units in the apartment project.

               "Annualized NOI" means the product of (i) four, multiplied by
               (ii) NOI for the Relevant Period.

              "Capitalized Costs" means the sum of (i) costs and expenses for constructing the apartment project on the Property, plus (ii) $1,000,000, being the aggregate value of the Common stock issuable to Eeds under Paragraph 4 above and this paragraph 5, being $750,000 with respect to Deerwood and $250,000 with respect to Westar.

               "NOI Yield" means a percent equal to the product of (i) 100, multiplied by (ii) the quotient of (a) Annualized NOI for the Property, divided by (b) Capitalized Costs in respect of the Property.

               "Outside Period" means the period beginning on the date hereof and ending 18 months after the first day of the month following the month during which development of a given Property is completed, which shall be evidenced by (i) a written statement of substantial completion issued by the project architect or
               (ii) final certificate(s) of occupancy in respect of the project issued by appropriate governmental authorities, but in no event shall said period extend to more than thirty-six months after the date on which the first building permit shall be obtained.

               "Completion Period" means the period beginning on the date hereof and ending upon the first to occur of (i) the issuance of all stock to which Eeds may be entitled under this paragraph in respect of a given Property, or (ii) the last day of the Outside Period for that Property.

               "Relevant Period" means any consecutive three-month period which is selected as hereinafter set forth and which (i) occurs after the apartment project on the Property achieves an occupancy rate of at least 90%, (ii) occurs within the 12-month period beginning on the first day of the month following the month during which the project on the Property achieves an occupancy rate of at least 90%, and (iii) ends on or before the last day of the Outside Period. Eeds shall have the right to designate the Relevant Period, provided that he notifies Oasis of the Relevant Period in writing no later than 30 calendar days after the end of the Outside Period. If Eeds fails to timely notify Oasis of the Relevant Period, then Oasis shall have discretion to either permit Eeds to designate the Relevant Period or designate the Relevant Period itself, and in either event, the Relevant Period shall be designated in writing within 45 calendar days after the end of the Outside Period.

               "Qualified Leases" means all leases which are in accordance with normal lease practices utilized at the Property at the time of the execution of the lease and which do not deviate from customary leasing practices in the local marketplace for comparable apartment projects.

               All references to "month" are to a calendar month.
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Promptly after designation of the Relevant Period for the Property, Oasis shall in good faith determine the NOI, Annualized NOI and NOI Yield for that Property. If the NOI Yield is equal to or greater than 11%, then Oasis shall issue to Eeds Common stock with a value equal to $750,000 with respect to Deerwood and $250,000 with respect to Westar, determined by reference to the NYSE closing price of the Common stock on the trading day before the date of issuance or, if not then authorized for trading on the NYSE, the fair market value of the Common Stock as determined in good faith by Oasis' Board of Directors (the "stock"). For each one tenth of one percent the NOI Yield is below 11%, the value of Stock which shall be issued to Eeds shall be reduced by $50,000 with respect to Deerwood and $16,666.66 with respect to Westar; provided, however, that if the NOI Yield is less than 10%, Eeds shall not be entitled to any Stock. For instance, if the NOI Yield was 10.6%, the value of Stock issuable to Eeds with respect to Deerwood would be $550,000 and the value of Stock issuable to Eeds with respect to Westar would be $183,333.36; if the NOI Yield was below 10%, Eeds would not be entitled to any Stock. Notwithstanding any contrary provision of this Agreement, or any employment or stock option agreement between Oasis or its affiliates and Eeds, if before the end of the Completion Period (i) Oasis either (a) terminates Eeds' employment for any reason (except for "cause" as defined in Section 5.3 of the Employment Contract) or for no reason or (b) sells its interest in the subject Property, or (ii) Eeds terminates his employment for "cause" as provided in Section 5.4 of the Employment Contract, then Oasis shall pay to Eeds the sum of $375,000 in cash with regards to Deerwood and $125,000 in cash with regards to Westar in lieu all stock and in total, full and complete satisfaction of any and all rights, claims, demands which Eeds may have against Oasis or any subsidiary of Oasis, its officers, directors, employees, agents, servants or shareholders.
If Oasis' duty to pay such cash amounts arises as a result of any such termination of Eeds' employment, Eeds shall, for and in consideration of the sum of $375,000 with respect to Deerwood and $125,000 with respect to Westar, execute a full, complete and absolute release of Oasis, its subsidiaries, officers, directors, employees, agents, servants and shareholders of any claims he may have against them. Said sum of $375,000 with respect to Deerwood and $125,000 with respect to Westar and all other sums paid hereunder or provided for payment hereunder shall only be paid and are subject to Oasis acquiring the rights from Mission Viejo and the Stevinson family as set forth in this Agreement. If Eeds does not acquire said rights and transfer said rights to Oasis, Eeds shall have no rights under this paragraph to any compensation upon termination. If Eeds dies before the issuance of any stock as provided above and at that time is employed by Oasis, the provisions of this paragraph shall bind, be enforceable by, and inure to the benefit of Eeds' heirs, legatees, devisees and personal and legal representatives.

        6. Oasis represents that it has reserved, or covenants that promptly upon execution of this Agreement by all parties hereto it shall reserve, for issuance a sufficient number of shares of Common Stock to enable it to perform its obligations hereunder to issue Common stock to Eeds.


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        7.     Oasis represents that it has the right, power and authority from its Board of Directors to enter into and perform the obligations under this Agreement. Eeds has been advised and understands that at the present time, Oasis has only 30,000 shares of stock available for granting options under the Oasis Stock Option Plan pursuant to which the Stock Option Agreement is being entered into. That the Board of Directors of Oasis shall adopt the necessary resolutions to increase its stock available for options to its officers, directors and other parties, said resolution being subject to approval by the shareholders of Oasis at its annual meeting of 1995 and that, upon said approval by the shareholders, said option shall become fully and completely available to Eeds under and pursuant to the terms and conditions of the Stock Option Agreement attached hereto.

OASIS RESIDENTIAL, INC.


By:
    ---------------------------               ----------------------------
    Scott S. Ingraham                         Walter B. Eeds
    President


GREYSTONE GROUP, INC.



By:
    ---------------------------
    Walter B. Eeds, President